ADMINISTRATION AGREEMENT
ADMINISTRATION AGREEMENT (this “Agreement”) made as of April 15, 2024 by and between Principal Private Credit Fund I, a Delaware statutory trust (hereinafter referred to as the “Fund”), and Principal Global Investors, LLC, a Delaware limited liability company (the “Administrator”).
WITNESSETH:
WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and
WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:
1.Duties of the Administrator.
(a)Employment of Administrator. The Fund hereby employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.
(b)Services. The Administrator shall perform (or oversee, or arrange for, the performance of) certain administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping, and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board of the Fund, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Fund’s Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare all reports and other materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including reports to shareholders. In addition, the Administrator will assist the Fund in determining and publishing the Fund’s net asset value, overseeing the preparation, and filing of the Fund’s tax returns, and the printing and dissemination of reports to shareholders of the Fund, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others. Schedule 1 contains a non-exclusive list of services that the Administrator will provide to the Fund.

2.Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records that it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.
3.Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, or by judicial or administrative process or otherwise by applicable law or regulation.
4.Compensation; Allocation of Costs and Expenses.
(a)For all services to be rendered under this Agreement and payments made hereof, the Fund will accrue daily and pay the Administrator monthly, or at such other intervals as the Fund and the Administrator may agree, a fee based on the average of the values placed on the net assets of the Fund as of the time of determination of the net asset value on each trading day throughout the month in accordance with Schedule 2 attached hereto (the “Administration Fee”). Net asset value shall be determined pursuant to applicable provisions of the Fund’s Agreement and Declaration of Trust. If pursuant to such provisions, the determination of net asset value is suspended, then for the purposes of this Section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets for each day the suspension continues. The Administrator may, at its option, waive all or part of its compensation under this Section 4 for such period of time as it deems necessary or appropriate.
(b)The services of all professionals and staff of the Administrator (including trustees who are affiliated with the Administrator), when and to the extent engaged in providing administrative services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Administrator and not by the Fund. That said, the Administrator and a majority of the Fund’s independent board members may agree to provide alternative compensation arrangement for certain personnel (e.g., the Fund’s Chief Compliance Officer).
(c)The Fund will pay, without reimbursement by the Administrator, all expenses attributable to the operation of the Fund or the services described in this Agreement and not specifically identified in this Agreement as being paid by the Administrator.
5.Limitation of Liability of the Administrator. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

6.Activities of the Administrator. The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that trustees, directors, board members, officers, employees, and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, directors, board members, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners, and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.
7.Duration and Termination of this Agreement.
(a)This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Fund for an initial term of two years from such date and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of the Fund and (ii) a majority of those members of the Fund’s Board who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party.
(b)This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund’s Board members, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.
8.Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.
9.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate, or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.
10.Governing Law. This Agreement shall be construed and the provisions interpreted under and in accordance with the laws of the State of Delaware.
11.No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions or rights, and no waiver shall be binding unless executed in writing by all parties hereto.
12.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
13.Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
14.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or pdf transmission), each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

15.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, by electronic mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.
16.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, between the parties with respect to such subject matter.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

FUND:

PRINCIPAL PRIVATE CREDIT FUND I

By:	/s/ Adam U. Shaikh
Name:	Adam U. Shaikh
Title:	Vice President, Assistant General Counsel
and Assistant Secretary

By:	/s/ John L. Sullivan
Name:	John L. Sullivan
Title:	Counsel and Assistant Secretary

ADMINISTRATOR:

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ Adam U. Shaikh
Name:	Adam U. Shaikh
Title:	Associate General Counsel

By:	/s/ John L. Sullivan
Name:	John L. Sullivan
Title:	Assistant General Counsel

SCHEDULE 1
TO
ADMINISTRATION AGREEMENT
In accordance with Section 1(b) of the Agreement, the Administrator will provide, or arrange to have provided, to the Fund all administrative services including, but not limited to, the services listed below. Services listed in this Schedule 1 may be modified or discontinued based on the mutual consent, approval, and/or action of the parties.
(a)Fund Accounting and Financial Reporting Services
(1)Perform Fund accounting services, which include, but are not limited to, daily NAV calculations and periodic distribution calculations and disseminations.
(2)Perform the functions of a mutual fund’s chief financial officer and treasurer.
(3)Perform financial reporting functions, including reports to the Board and preparation of financial statements.
(4)Perform Fund budgeting and accounts payable functions.
(5)Oversee Fund’s use of derivatives and compliance with Rule 18f-4 under the Investment Company Act.
(6)Ensure that payments made by a Fund pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the Investment Company Act are accurate and in accordance with such plan.
(b)Tax Functions
(1)Monitor Internal Revenue Service compliance requirements to maintain its qualification as a “regulated investment company under the Internal Revenue Code of 1986 (“IRC”).
(2)Compute and communicate Fund dividend and capital gain distributions based upon the Fund’s taxable income to avoid punitive fund level taxes.
(3)Facilitate the preparation and filing of requisite federal, state, and local income and excise tax returns.
(4)Monitor Fund’s dividends and capital gain distributions, and make any necessary adjustments to such, for the Fund to maintain its qualification as a “regulated investment company” under the Internal Revenue Code of 1986.
(5)Determine and disseminate the tax characterization of distributions to be used by brokers for year-end shareholder tax reporting.
(6)Oversee the year-end shareholder tax form filings prepared by the Fund’s Transfer Agent.
(c)Shareholder Servicing Functions
(1)Monitor Transfer Agent and omnibus sub-accounting recordkeepers to help ensure shareholder accounts are being processed in compliance with the appropriate regulations and are reflected appropriately in the Fund’s records.
(2)Implement appropriate procedures to monitor shareholder transaction activity to detect and restrict excessive trading of shares of the Funds.

(d)Board Servicing Functions
(1)Prepare reports, memoranda, and other materials as requested by the Board or as agreed to from time to time and maintain files of Board, Board committees (if any), and shareholder meeting materials, including minutes.
(2)Assist in preparation of Board members’ questionnaires.
(e)SEC Filing Functions
(1)Prepare and file, or oversee the preparation and filing of, those reports required by the U.S. Securities and Exchange Commission (“SEC”) to be filed by the Fund, such as fidelity bond and Forms N-CSR, N-CEN, N-PORT, 24f-2, N-23c-3, and N-PX (or any successor forms).
(2)Prepare, update, file with the SEC, and arrange for printing and dissemination the Fund’s registration statement, including pre-effective and post-effective amendments, Prospectuses, Statements of Additional Information, and supplements.
(3)Prepare and/or review and file proxy materials with the SEC.
(4)Review annual and semi-annual reports of the Fund.
(5)Prepare and file periodic Forms 3, 4, and 5 under the Securities Exchange Act of 1934.
(f)Legal functions
(1)Prepare and negotiate service provider and servicing agreements on behalf of the Fund.
(2)Monitor legal and regulatory developments of relevance to the Fund.
(g)Compliance Functions
(1)Prepare and maintain those books and records required by Rule 31a-1 under the Investment Company Act with respect to services performed pursuant to this Agreement.
(2)Monitor compliance with Fund policies on valuing (pricing) all Fund assets.
(3)Prepare and review periodic compliance reports.
(4)Oversee compliance program of the Fund’s service providers.
(5)Monitor compliance by the Fund with various conditions imposed by exemptive orders and/or regulatory requirements relating to registered funds.
(6)Coordinate regulatory examinations of the Fund.
(7)Monitor the Fund’s use of commodities under the Commodity Exchange Act and make any necessary filings with the National Futures Association.
(h)Blue Sky Functions
(1)Register Fund shares with appropriate state blue sky authorities.
(2)Obtain and renew all sales permits required by relevant state authorities in to permit the sale of shares in the state.
(3)Monitor the sale of shares in individual states.
(4)Respond to all blue sky audit and examination issues.

(i)Other Functions
(1)Prepare applications for and monitor insurance coverage for the Fund.
(2)Maintain the technology platforms and market data feeds necessary for the daily accounting and reporting functions set forth in this Agreement.

SCHEDULE 2
TO
ADMINISTRATION AGREEMENT

Administration Fee as a Percentage of the Fund’s Average Daily Net Assets
0.10%